FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION MANAGEMENT REPORT

Auburn Hills, Michigan, September 18, 2001 - The following management report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

     With the horrific events that occurred last week, we'd like to express our concerns to all those who have been affected, including our shareholders and financial partners. Our response, both for the country and here at Champion, must be to continue on and to minimize the disruption. With that in mind, we issue this Management Report.

     This month I'll highlight current industry conditions and update you on the progress we're making as we continue to work through this industry cycle.

CURRENT MARKET CONDITIONS.

INDUSTRY. Obviously the industry situation is different before and after September 11th. Before then, total demand held up well, down only 13% from a year earlier. However, approximately 30% of this demand was from repossessions, which are estimated to be about 90,000 homes this year. Retailer inventories continued downward, by about 10,000 homes this year and 55,000 since mid-1999. As a result, we are estimating industry new HUD-code shipments will be down this year to 195,000 homes, the lowest since 1991. Industry shipments in July were off 17.5% and we feel that August was relatively better.


                      OUR INDUSTRY ESTIMATES AND FORECASTS

(Homes, in 000's)                   1999             2000              2001             2002
                                    ----             ----              ----             ----
Total consumer demand                393             358 -9%           305 -15%         305
  Consumer repossessions              50              75 +50%           90 +20%          70 -22%
  New consumer sales                 343             283 -17%          215 -24%         235 +9%
New retail inventory                 148             116                96               81
Production shipments                 349             251 -28%          195 -22%         220 +13%

     While we estimate these numbers using available data for total HUD-code demand, repossessions, retail sales, retailer inventories and production, the available data is becoming less reliable. For example, tracking of HUD-code homes is becoming more difficult because the majority of the industry's financing is now with conventional loans, which are not captured in sales data for certain states. Also, the growing number of modular homes built and sold in the industry is not tracked in any of the available data. With these trends we believe that the industry is performing better than the above estimates indicate. We are working with trade associations and others to create more timely and accurate industry numbers.

     Since September 11th consumer traffic has slowed considerably. The length and severity of consumer reactions will depend on many factors, few of which are positive. Therefore, while there will be little impact on industry statistics in September, the future will be affected. The impact of the terrorist attack is impossible to predict during the next six months as it comes on top of our industry's normal seasonally slower period.

CHAMPION BUSINESS UPDATE. For the quarter, we estimate that our sales should be about $440 million, which will be down only 6% from a year ago when revenues totaled $466 million. With sales off 39% in the first quarter and 20% in the second quarter, this will be a dramatic sequential improvement. The progress we're making will be reflected in our earnings, which should be in the range of $0.03 to $0.06 per diluted share for the quarter. This amount will compare to an $0.08 per diluted share loss a year ago and will be our first positive year-over-year earnings comparison since the down cycle began more than two years ago. An update on each of our businesses follows:

     MANUFACTURING. Profitability at our manufacturing operations continues to improve. For the quarter, manufacturing margins as a percent of sales should be better than the 3.5% in the third quarter of last year excluding nonrecurring items. August incoming wholesale order rates were up about 8% per plant from a year ago and our wholesale backlog at the end of the month totaled about $61 million, rising from $43 million at the end of June. Our independent distribution continues to benefit from improved business practices and low inventory levels, which declined slightly again during the month.

     RETAIL. On a same store basis, consumer traffic at company-owned retail locations was down about 6% year-over-year in August. This compares to a 13% drop in the second quarter. Inventory levels now average 13 new homes per location, down from 15 at the beginning of the quarter and below our original goal for the end of the year.

     At the end of August, our floor plan payable was reduced to $73 million, $52 million of which was with Conseco Finance. We recently amended our floor plan agreement with Conseco and now have targets to reduce borrowings with them to $48 million by September and $40 million by year end. Floor plan credit lines with other finance companies total $30 million and we continue to look for other financing sources.

     GENESIS. Genesis continues to ramp up, with August year-to-date sales to builders and developers increasing substantially from a year ago. These homes now represent over 7% of wholesale shipments (up from 4% in 2000) and 13% of wholesale revenues (compared to 7% last year). The 12 plants building these homes now have 42% of their production dedicated to this initiative as they transition to 100% of production over the next few years.

     Efforts to reduce inventory, lower debt and keep tight controls over expenses and cash flows continued in August. Consolidated inventories declined slightly for the month and are down 18% year-to-date. We've paid down our debt by $42 million this year, including $8 million in August. Net of cash, total debt as a percent of total capital was 45% at the end of the month, compared to 50% at the end of June.

     Our drive to strengthen our capital structure and to increase profitability was designed so that we would be well positioned coming out of the industry balancing of the past two years and economic slowdown of the past year. These same actions better prepare us for whatever occurs in the coming weeks and months.

     As a reminder, our third quarter results will be announced on October 17, 2001. We'll talk then.


                                                       Walt Young


     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 49 homebuilding facilities in 16 states and western Canada and 230 company-owned retail centers in 28 states. Champion's homes are also sold by over 1,000 independent retail locations that have joined either the Champion Home Center or Alliance of Champions retail distribution networks. Further information can be found on our website, www.championhomes.net.

     This management report contains certain statements, including statements about sales, margins and profitability, assessments of future industry trends and forecasts, consumer loan performance, prospects for our independent retailers, the effect of retail programs, short-term and long-term goals, and initiatives and strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this management report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.